FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Second Quarter 2023 Operating Highlights

PITTSBURGH, July 27, 2023 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the second quarter and six months ended June 30, 2023.

Second Quarter Financial Results Highlights
▪Net income of $175.9 million
▪Net interest income of $200.1 million
▪Activity stock dividends declared at 7.95% annualized
▪Membership stock dividends declared at 5.25% annualized
Credit Products Highlights
▪Advances at $80.6 billion
▪Mortgage loans held for portfolio, net at $4.6 billion
▪Letters of credit at $25.1 billion
Affordable Housing and Community Investment Highlight
▪Allocations to the Affordable Housing Program (AHP) of $19.6 million for the second quarter

Statements of Income

FHLBank’s net income totaled $175.9 million for the second quarter of 2023, compared to $37.5 million for the second quarter of 2022. The $138.4 million increase in net income was driven primarily by the following:

▪Net interest income was $200.1 million for the second quarter of 2023, an increase of $133.1 million from $67.0 million during the same prior-year period.
–Interest income was $1,556.3 million for the second quarter of 2023, compared to $182.6 million in the same prior-year period. This increase was the result of higher yields driven by significantly higher short-term interest rates and significantly higher average advance balances.
–Interest expense was $1,356.2 million for the second quarter of 2023, compared to $115.6 million in the same prior-year period. This increase was the result of significantly higher short-term interest rates and significantly higher average consolidated obligations.
▪Noninterest income was $23.7 million for the second quarter of 2023 compared to $0.5 million in the same prior-year period. This $23.2 million increase was due primarily to valuation changes in FHLBank's derivative and trading security portfolios as a result of market volatility and higher letter of credit fees earned.

▪Other expense was $27.5 million for the second quarter of 2023 compared to $24.6 million in the same prior-year period, an increase of $2.9 million. This increase reflected higher compensation and benefits driven by higher headcount, increased technology-related costs, higher assessed expenses from the Finance Agency and the Office of Finance, and market value changes of deferred compensation agreements, partially offset by a smaller discretionary pension contribution.
▪Second quarter 2023 performance allowed FHLBank to allocate $19.6 million to the AHP.

FHLBank's net income totaled $299.0 million for the six months ended June 30, 2023, compared to $56.2 million for the same prior-year period. The $242.8 million increase in net income was driven primarily by the following:
▪Net interest income was $357.4 million for the six months ended June 30, 2023, an increase of $246.3 million from $111.1 million during the same prior-year period.
–Interest income was $2,795.2 million for the six months ended June 30, 2023, compared to $277.0 million million in the same prior-year period. This increase was the result of higher yields driven by significantly higher short-term interest rates and significantly higher average advance balances.
–Interest expense was $2,437.8 million for the six months ended June 30, 2023, compared to $165.9 million in the same prior-year period. This increase was the result of significantly higher short-term interest rates and significantly higher average consolidated obligations.
▪Noninterest income was $30.8 million for the six months ended June 30, 2023, compared to $0.5 million in the same prior-year period. This $30.3 million increase was due primarily to valuation changes in FHLBank's derivative and trading security portfolios, as a result of market volatility and higher letter of credit fees earned.
▪Other expense was $53.6 million for the six months ended June 30, 2023, compared to $46.9 million in the same prior- year period, an increase of $6.7 million. This increase reflected higher compensation and benefits driven by higher headcount, increased technology-related costs, higher assessed expenses from the Finance Agency and the Office of Finance, and market value changes of deferred compensation agreements, partially offset by a smaller discretionary pension contribution.
▪Performance for the six months ended June 30, 2023, allowed FHLBank to allocate $33.4 million to the AHP.

Statements of Condition

At June 30, 2023, total assets were $109.3 billion, compared with $96.1 billion at Dec. 31, 2022. The increase was primarily due to an increase in advances, which totaled $80.6 billion at June 30, 2023, compared to $68.9 billion at year-end 2022. The increase in advances was primarily driven by the stress placed on the banking industry and financial markets during late first quarter, as well as increasing deposit competition following recent Federal Reserve actions to increase short-term interest rates. These factors have led to continued use of advances by depository members as a form of balance sheet liquidity. Although advance levels increased, it is not uncommon for FHLBank to experience variances in the overall advance portfolio driven primarily by changes in member needs.

Total capital at June 30, 2023, was $5.6 billion, compared to $4.9 billion at Dec. 31, 2022, including retained earnings of $1.7 billion at June 30, 2023, compared to $1.5 billion at Dec. 31, 2022. At June 30, 2023, FHLBank remained in compliance with all regulatory capital requirements.

Dividends

The Board of Directors declared a dividend on subclass B1 (membership) stock equal to an annual yield of 5.25% and a dividend on subclass B2 (activity) stock equal to an annual yield of 7.95%. These dividends will be calculated on stockholders’ average balances during the period April 1 to June 30, 2023, and credited to stockholders’ accounts on July 28, 2023.

Looking forward, market and business conditions can impact FHLBank's overall performance, as well as the levels of future dividends. FHLBank's intent is to continue to provide meaningful shareholder return; future dividend rates may not correspond directly with the pace and direction of interest rate changes.

Detailed financial information regarding second quarter and first half of 2023 results will be available in FHLBank's Quarterly Report on Form 10-Q, which FHLBank anticipates filing no later than Aug. 8, 2023.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions, including those relating to environmental, social, and governance matters; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	June 30, 2023	December 31, 2022
ASSETS:
Cash and due from banks	$16.3	$13.2
Investments	23,233.2	22,082.2
Advances	80,579.9	68,856.2
Mortgage loans held for portfolio, net	4,582.7	4,590.9
All other assets	927.0	598.6
Total assets	$109,339.1	$96,141.1

LIABILITIES:
Consolidated obligations	$101,892.6	$90,216.9
All other liabilities	1,805.6	1,026.1
Total liabilities	103,698.2	91,243.0

CAPITAL:
Capital stock	$3,985.1	$3,428.4
Retained earnings	1,706.2	1,536.2
Accumulated other comprehensive income (loss)	(50.4)	(66.5)
Total capital	5,640.9	4,898.1
Total liabilities and capital	$109,339.1	$96,141.1

	For the three months ended June 30,		For the six months ended June 30,
Condensed Statement of Income	2023	2022	2023	2022
Total interest income	$1,556.3	$182.6	$2,795.2	$277.0
Total interest expense	1,356.2	115.6	2,437.8	165.9
Net interest income	200.1	67.0	357.4	111.1

Provision for credit losses	0.8	1.2	2.2	2.2
Gains (losses) on investments	(1.5)	(6.4)	1.4	(19.9)
Gains (losses) on derivatives and hedging	17.0	1.2	13.9	8.7
All other income	8.2	5.7	15.5	11.7
All other expense	27.5	24.6	53.6	46.9
Income before assessments	195.5	41.7	332.4	62.5

AHP assessment	19.6	4.2	33.4	6.3
Net income	$175.9	$37.5	$299.0	$56.2

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